Exhibit 3.1

CERTIFICATE OF INCORPORATION

REX ENERGY CORPORATION

ARTICLE I

NAME

The name of the Corporation is “Rex Energy Corporation”.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

A. Authorized Shares. The Corporation shall be authorized to issue 2,000 shares of capital stock, of which (i) 1,000 shares shall be common stock, par value $.001 per share (the “Common Stock”), and (ii) 1,000 shares shall be preferred stock, par value $.001 per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter, by resolution and by filing a certificate pursuant to applicable law of the State of Delaware (such certificate hereinafter referred to as a “Certificate of Designations”), the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issuance of shares of that series.

B. No Preemptive Rights; No Cumulative Voting. No holder of shares of capital stock of any class or series of the Corporation or holder of any security or obligation convertible into shares of capital stock of any class or series of the Corporation shall have any preemptive right whatsoever to subscribe for, purchase or otherwise acquire shares of capital stock of any class or series of the Corporation, whether now or hereafter authorized; provided, however, this provision shall not (i) prohibit the Corporation from granting, contractually or otherwise, to any such holder, rights similar to preemptive rights entitling such holder to purchase additional securities of the Corporation or (ii) otherwise limit or otherwise modify any rights of any such holder pursuant to any such contract or other agreement. Stockholders of the Corporation shall not be entitled to exercise any right of cumulative voting with respect to any shares of capital stock of the corporation.

C. Voting Rights. Except as required by the DGCL or as otherwise provided herein or in a Certificate of Designations, voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock. Except as otherwise provided herein or in a Certificate of Designations, at every meeting of the stockholders of the Corporation each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder’s name on the transfer books of the Corporation, on all matters submitted to a vote of stockholders; provided, however, except as otherwise required by the DGCL, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including a Certificate of Designations) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon.

D. Dividends. Subject to the other provisions of this Certificate of Incorporation and a Certificate of Designations, the holders of Common Stock shall be entitled to receive dividends and other distributions in cash, stock of any entity or property of the Corporation, when and as declared out of assets or funds of the Corporation legally available therefor, at such times and in such amounts as the Board of Directors may determine in its sole discretion. Holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends.

ARTICLE V

DIRECTORS

A. Responsibilities. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

B. Number. The number of directors of the Corporation shall be fixed, and may be altered from time to time, in the manner provided in the Bylaws of the Corporation (the “Bylaws”).

C. Elections of Directors. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

D. Vacancies. Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.

ARTICLE VI

LIMITATION OF LIABILITY AND INDEMNIFICATION

A. Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

B. Indemnification. The Corporation shall indemnify any director or officer to the fullest extent permitted by Delaware law.

ARTICLE VII

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the foregoing provisions of this Article VII, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the Bylaws, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal the Bylaws.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

INCORPORATOR

The name and mailing address of the incorporator is Darice Angel, 1301 McKinney Street, Suite 5100, Houston, Texas 77010.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true. Accordingly, I have hereunto set my hand this 8th day of March, 2007.

/s/ Darice Angel
Darice Angel